                                                                   Exhibit 10(d)
                                                                  EXECUTION COPY




                               SUPPLY AGREEMENT

                                  by and among

                         BAXTER HEALTHCARE CORPORATION

                                      and

                                VWR CORPORATION



                               September 15, 1995

TABLE OF CONTENTS

1.   Definitions                                                     1
2.   VWR's Supply Obligation                                         2
3.   Term                                                            2
4.   Prices                                                          2
5.   Baxter's Duties                                                 4
6.   VWR's Duties                                                    4
7.   Termination                                                     5
8.   Procedures on Expiration or Termination                         6
9.   Force Majeure                                                   6
10.  Third Party Claims                                              6
11.  Miscellaneous Provisions                                        8
12.  Assignment                                                     10
13.  Counterparts                                                   11

                                LIST OF EXHIBITS


Exhibit 4.1   Variable Overhead Calculation

                                       i
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                                SUPPLY AGREEMENT
                                ----------------


          This SUPPLY AGREEMENT ("Agreement"), dated as of September 15, 1995, by and among BAXTER HEALTHCARE CORPORATION, a Delaware corporation with its principal offices at One Baxter Parkway, Deerfield, Illinois 60015 (hereinafter called "Baxter") and VWR CORPORATION, a Pennsylvania corporation with its principal office at 1310 Goshen Parkway, West Chester, Pennsylvania 19380 (hereinafter called "VWR").

                                    RECITALS
                                    --------

          1. Baxter, VWR, and EM Laboratories, Incorporated, a New York corporation ("EM"), have entered into an Asset Purchase Agreement dated as of May 24, 1995, as amended on September 15, 1995, pursuant to which Baxter has sold to VWR, and VWR has purchased from Baxter, certain of the assets and business of Baxter's "Industrial Distribution Business," as defined in the Asset Purchase Agreement.

          2. Pursuant to Section 6.5 of the Asset Purchase Agreement, Baxter and VWR have agreed that VWR will supply to Baxter and its Affiliates certain equipment and supplies manufactured by third parties and have agreed to execute this Agreement.


                                   AGREEMENT
                                   ---------

          In consideration of the Asset Purchase Agreement and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Baxter and VWR agree as follows:

 1.       Definitions.

          1.1 "Affiliate" shall mean any person, firm or corporation controlling, controlled by or under direct or indirect common control with a party hereto. For the purpose of this definition, the term "control" means the power to direct the management or policies of a party, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         1.2 "Facilities" shall mean any or all of Baxter's and its Affiliates' facilities as specified in writing which such initial list shall be provided within two (2) days after the date hereof.

         1.3 "Person" shall mean an individual, corporation, partnership, limited liability company, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative, governmental authority or agency, or any group or combination thereof.

         1.4 "Products" shall mean (a) the products and accessories listed in VWR's catalog from time to time, and (b) any other products and accessories provided by VWR to Baxter (upon Baxter's request) related to Baxter's research and development or quality control functions.

         1.5 "Term" shall mean the period of time specified in Section 3 hereof, including any and all renewals thereof.

 2.      VWR's Supply Obligation.

         During the Term, as defined herein, VWR shall supply Products to Facilities for Baxter's and its Affiliates' internal use only and not for resale. VWR shall supply such Products in amounts and as requested by Baxter and its Affiliates from time to time at a cost as provided below.

 3.      Term.

         The initial term ("Term") of this Agreement shall begin on the date of this Agreement and end on September 30, 2000; provided that the Term shall be automatically renewed for additional and successive periods of one year each, unless and until such initial or additional Term is terminated as provided in
Section 7 of this Agreement.

 4.      Prices.

         4.1 The price to Baxter and its Affiliates for each Product shall be the sum of (a) subject to the restrictions contained in the following sentence, the lesser of file cost or special vendor cost (taking into account rebates, discounts, allowances, and other adjustments related solely to Baxter's order for such Product) to VWR (or in the case of EM or EM's affiliates in the event this Agreement has been assigned pursuant to Section 12.4, local distributor cost) for such Product; plus (b) subject to adjustment as provided below, 6.6% of such file cost, special vendor cost or local distributor cost; plus (c) inbound, outbound, and/or Baxter-related freight costs incurred by VWR in providing the Product to Baxter or its Affiliates, provided that such direct costs shall not include any of VWR's overhead costs. VWR shall provide to Baxter at least six months prior written notice of any increase or decrease of file cost or special vendor cost with respect to any Product, and such file costs and special vendor costs may not be changed for the purposes of this agreement on less than such six months notice. The 6.6% charge in subsection (b) above represents VWR's variable direct overhead costs and is based upon the calculation set forth in Exhibit 4.1 which is attached hereto and made a part hereof. Such direct overhead charge shall be subject to review and adjustment by the parties every six months during the Term based upon changes in VWR's overhead costs (including, without limitation, cost savings through the use of electronic data interchange "EDI"). In the event that Baxter shall utilize EDI for any orders placed hereunder the then applicable direct overhead charge otherwise payable by Baxter with respect to such order shall be reduced by 3.2 percentage points. VWR shall rebate to Baxter within 30 days of the end of each quarter any amounts due Baxter as a result of the utilization of EDI with respect to orders placed during such quarter.

         At least once every six months during the Term, VWR shall provide to Baxter vendor verification of VWR's price for each of the 250 Products that Baxter purchases in the highest dollar volume from VWR.

         4.2 The prices for the Products sold by VWR to Baxter shall not include any transportation expenses, customs duties, sales tax, goods and services tax or any other sales, use, inventory, delivery, value added or like taxes of any federal, state or local government, however imposed. Baxter shall be responsible for all such expenses, duties and taxes and shall pay VWR any and all taxes which VWR is required to collect or pay with respect to the sale to Baxter, of the Products pursuant to this Agreement.

         4.3 VWR shall maintain and keep records of the costs incurred by VWR in connection with its provision of Products to Baxter and its Affiliates pursuant to this Agreement. Such records shall be maintained in sufficient detail to enable such costs to be verified. Upon no less than 5 business days advance written notice to VWR, VWR's records shall be made available for inspection by Baxter or any of its Affiliates or any firm of certified public accountants selected by Baxter or any of its Affiliates, for the purpose of verifying such costs.

         5.  Baxter's Duties.

 During the Term, Baxter shall:

         5.1 submit its orders for the Products on its standard purchase order form, provided that notwithstanding any terms or provisions of such purchase order, the terms and conditions of this Agreement shall apply to each such purchase order;

         5.2       pay for such orders net 30 days from the date of invoice; and

         5.3       shall indemnify and hold harmless VWR, its Affiliates and:
(a) their respective directors, officers, employees, agents and counsel; and (b) the successors, assigns, heirs and personal representatives of any of the foregoing (all of the foregoing being collectively referred to in Section 10 as "Indemnified Persons") with respect to all claims, liabilities, damages, and expenses, including reasonable attorneys' fees and expenses, arising out of claims by third parties caused by the breach by Baxter or its Affiliates (or their employees or other agents) of the terms of this Agreement; provided that
Section 10 shall apply to any claim, arbitration proceeding or suit made or brought by any third party as to which any Indemnified Person intends to claim indemnification under this Section 5.3.

 6.      VWR's Duties.

         6.1 VWR shall ship all Products to Baxter and its Affiliates F.O.B. Origin VWR, Prepaid and Add, to the relevant Facility and by the carrier designated pursuant to the relevant Purchase Order. Title and risk of loss of all Products shall pass to Baxter upon VWR's delivery of such Products to the carrier.

         6.2 VWR shall deliver to Baxter Products that have an expiration date with a minimum shelf life acceptable to Baxter;

         6.3 VWR shall adequately package and deliver the Products to the carrier;

         6.4 VWR shall comply (or cause compliance) with all existing and future laws and regulations applicable to the sale to Baxter of Products pursuant to this Agreement, including, without limitation, the following:

         6.5 give prompt written notice to Baxter if VWR should become aware of any defect or condition (actual or alleged) which may alter the quality of the Products in any material respect or may render any of the Products in violation of any applicable law or regulation, including, without limitation, any violation which could require any alteration of the specifications of any Product, affect the sale of any Product, cause revocation of any federal, state or other regulatory approval with respect to any Product or its sale hereunder or give rise to a claim against Baxter by any person; and

         6.6 Give prompt written notice to Baxter of any and all Products affected by holds or recalls and, if VWR requests Baxter to return any of such Products to VWR, promptly reimburse Baxter for the price of such returned Products paid by Baxter under this Agreement and the variable overhead, freight and any other direct cost incurred by Baxter in returning such Products to VWR;

         6.7 VWR shall assign to Baxter and its Affiliates the benefits of all third party manufacturers' warranties relating to the Products.

         6.8 VWR shall indemnify and hold harmless Baxter, its Affiliates and: (a) their respective directors, officers, employees, agents and counsel; and (b) the successors, assigns, heirs and personal representatives of any of the foregoing (all of the foregoing being collectively referred to in Section 10 as "Indemnified Persons") with respect to all claims, liabilities, damages, and expenses, including reasonable attorney's fees and expenses, arising out of claims by third parties caused by the breach by VWR (or its employees or agents) of the terms of this Agreement; provided that Section 10 shall apply to any claim, arbitration proceeding or suit made or brought by any third party as to which any Indemnified Person intends to claim indemnification under this Section 6.6.

 7.      Termination.

         7.1 VWR and Baxter shall each have the right to terminate this Agreement effective upon delivery of written notice to the other party if the other party: (a) makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is petitioned into bankruptcy, or takes advantage of any state, federal or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of 30 days, or if the corporate existence of the other party is terminated by voluntary or involuntary dissolution; or (b) defaults in the performance of any of its covenants or obligations contained in this Agreement and such default (x) is not remedied to the non-defaulting party's reasonable satisfaction within 30 days after written notice to the defaulting party of such default, or (y) is not capable of rectification within 30 days and the defaulting party has not promptly commenced to rectify the default within such 30 day period and thereafter proceeded diligently to rectify same. Notwithstanding the foregoing provisions of this
Section 7, VWR may suspend its performance under this Agreement if Baxter has not made any uncontested payment due under Section 5.2 within 30 days following the date on which such payment is due until such payments have been received by VWR, and any such failure to pay within such 30 day period shall be considered a default under this Agreement.

         7.2 In the event that this Agreement is terminated pursuant to this Section 7, VWR and Baxter shall comply fully with this Agreement until such termination becomes effective.

 8.      Procedures on Expiration or Termination.

         On the expiration or termination of this Agreement for any reason, VWR shall continue to honor Baxter's orders for Products placed up to the effective date of termination and for a period of 60 days thereafter and Baxter shall pay for such Products on the terms and conditions set forth in this Agreement.

 9.      Force Majeure.

         The obligations of either party to perform under this Agreement shall be excused during each period of delay caused by matters (not including lack of funds or other financial causes) such as strikes, supplier delays, shortages of raw materials, government orders or acts of God, which are reasonably beyond the control of the party obligated to perform. Any delay occasioned thereby shall not constitute a default under this Agreement, and the obligations of the parties shall be suspended during the period of delay so occasioned.

 10.     Third Party Claims.

         If any third party shall make any claim or commence any arbitration proceeding or suit against any one or more of the Indemnified Persons with respect to which an Indemnified Person intends to make any claim for indemnification against Baxter under Section 5.3 or against VWR under Section 6.6, such Indemnified Persons shall promptly give written notice to Baxter or VWR, as the case may be, of such third party claim, arbitration proceeding or suit and the following provisions shall apply:

         10.1 Subject to Section 10.2, such Indemnified Persons shall have the right to conduct and control, through counsel of their choosing, the defense of any third party claim, arbitration proceeding or suit, and such Indemnified Persons may settle the same; provided that such Indemnified Persons shall give the indemnifying party advance notice of any proposed settlement. Such Indemnified Persons shall permit the indemnifying party to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the indemnifying party. Any settlement with respect to a claim for money damages effected by such Indemnified Persons after the indemnifying party has notified such Indemnified Persons in writing of the indemnifying party's disapproval of such settlement, shall discharge the indemnifying party from liability with respect to the subject matter thereof under this Agreement, and no claim for indemnification therefor shall be claimed by such Indemnified Persons under Section 5.3 or Section 6.6, as the case may be.

         10.2 Notwithstanding Section 10.1, if the remedy sought in any claim, arbitration proceeding or suit referred to in this Section 10 is solely money damages, the indemnifying party shall have 15 business days after receipt of the notice referred to above in this Section 10 to notify such Indemnified Persons that it elects to conduct and control the defense of such claim, proceeding or suit. If the indemnifying party does not give the foregoing notice, such Indemnified Persons shall have the right to defend or settle such claim, proceeding or suit in the exercise of their exclusive discretion, and the indemnifying party shall, upon request from any of such Indemnified Persons, promptly pay to them in accordance with Section 5.3 or Section 6.6, as the case may be, the amount of any liabilities, damages, losses and expenses, including reasonable attorney's fees, resulting from such claim, proceeding or suit. If the indemnifying party gives the foregoing notice, the indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and control of the defense and any settlement of such claim, proceeding or suit, and such Indemnified Persons shall cooperate with the indemnifying party in connection therewith; provided that: (a) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any of such Indemnified Persons; (b) the indemnifying party shall permit such Indemnified Persons to participate in such defense or settlement through counsel chosen by such Indemnified Persons, but the fees and expenses of such counsel shall be borne by such Indemnified Persons except as provided in clause (c) below; and (c) the indemnifying party shall agree to reimburse promptly under Section 5.3 or Section 6.6, as the case may be, such Indemnified Persons for the full amount of any liabilities, damages, losses and expenses, including reasonable attorneys' fees, resulting from such claim, proceeding or suit, except in each case for any fees and expenses of counsel for such Indemnified Persons incurred after the assumption of the conduct and control of such claim, proceeding or suit by the indemnifying party. So long as the indemnifying party is contesting any such claim, proceeding or suit in good faith, such Indemnified Persons shall not pay or settle any such claim, proceeding or suit; provided, however, that such Indemnified Persons shall have the right to pay or settle any such claim, proceeding or suit; provided, further, that in such event such Indemnified Persons shall be deemed to have waived any right to indemnity therefor by the indemnifying party under Section 5.3 or Section 6.6, as the case may be.

 11.     Miscellaneous Provisions.

         11.1 All notices and other communications required under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, or sent by courier or facsimile transmission (provided that in the case of facsimile transmission, a confirmation copy of the notice shall be delivered by hand or sent by courier within 2 days of transmission), addressed:

 if to Baxter to:

         Baxter Healthcare Corporation
         One Baxter Parkway
         Deerfield, Illinois 60015
         Attention:  General Counsel
         (facsimile number:  (708) 689-4266)

 with copies to:

         William L. Feather, Esq.
         Assistant General Counsel
         MPN-02
         U.S. Healthcare/Law
         Baxter Healthcare Corporation
         1450 Waukegan Road
         McGaw Park, Illinois  60085
         (facsimile number:  (708) 689-6452)

 and

         Sidley & Austin
         One First National Plaza
         Chicago, Illinois  60603
         Attention:  John M. O'Hare
         (facsimile number: (312) 853-7036)
 if to VWR to:

         VWR Corporation
         1310 Goshen Parkway
         West Chester, Pennsylvania  19380
         Attention:  President
         (facsimile number:  (610) 436-1760)

 with a copy to:

         Drinker Biddle & Reath
         1000 Westlakes Drive, Suite 300
         Berwyn, Pennsylvania  19312-2409
         Attn:  Thomas E. Wood
         (facsimile number:  (610) 993-8585)

until notice of a change is given as provided in this Section 11.1. All notices given in accordance with this Section 11.1 shall be effective, if delivered by hand or by courier, at the time of delivery, and, if communicated by facsimile transmission, at the time of transmission.

         11.2 This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof, there being no prior written or oral promises or representations not incorporated herein or therein.

         11.3 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois and the federal laws of the United States of America applicable therein. Any lawsuit arising from or related to this Agreement shall be brought before the United States District Court for the Northern District of Illinois or the Eastern District of Pennsylvania or an Illinois state court sitting in Lake County, Illinois, or any Commonwealth Court sitting in Chester County, Pennsylvania. The parties hereby consent to the jurisdiction of such courts.

         11.4 No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound. The waiver by either party of any particular default by the other party shall not affect or impair the rights of the party so waiving with respect to any subsequent default of the same or a different kind; nor shall any delay or omission by either party to exercise any right arising from any default by the other affect or impair any rights which the non-defaulting party may have with respect to the same or any future default.

         11.5 Each party represents and warrants that the terms of this Agreement do not violate any existing obligations or contracts of, or any law, rule, regulation, judgment or order binding on, such party. Each party shall indemnify and hold harmless the other party from and against any and all liabilities, damages, losses and expenses (including reasonable attorney's fees) resulting from any third party claim, arbitration proceeding or suit which is hereafter made or brought against the other party and which alleges any such violation, all as provided in Section 10 herein with respect to the indemnification provided in Section 5.3 and Section 6.6.

         11.6 Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without affecting, impairing or invalidating the remaining provisions or the enforceability of this Agreement.

         11.7 By virtue of this Agreement, neither party constitutes the other as its agent, partner, joint venturer, or legal representative and neither party has express or implied authority to bind the other in any manner whatsoever.

 12.     Assignment.

         12.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither party shall have the right to transfer or assign its interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         12.2 Notwithstanding the foregoing provisions of this Section 12, Baxter may assign its rights and obligations under this Agreement to any corporation or other entity that shall acquire all or substantially all of Baxter's business and assets and who shall assume in writing all of Baxter's obligations hereunder and deliver a signed copy of such assumption instrument to VWR; provided, further, that upon VWR's receipt of such assumption instrument, Baxter shall be fully released and discharged from its obligations under this Agreement.

         12.3 Notwithstanding the foregoing provisions of this Section 12, to the extent that any Person shall acquire all or substantially all of Baxter's business and assets relating to any Facility, Baxter may assign a corresponding portion of its rights hereunder to such corporation or entity, provided that any such Person shall assume in writing all of Baxter's obligations hereunder which correspond to the portion of rights assigned, and shall deliver a signed copy of such assumption instrument to VWR; provided further that upon VWR's receipt of such assumption instrument, Baxter shall be fully released and discharged from all of the obligations under this Agreement that are assumed by such a corporation or entity.

         12.4 Notwithstanding the provisions of Section 12.1, VWR may assign a portion of its rights and obligations under this Agreement to EM or EM's Affiliates who shall assume in writing corresponding obligations of VWR hereunder and deliver a signed copy of such assumption instrument to Baxter; provided, that (a) VWR shall continue to be liable to Baxter for all of the obligations of VWR hereunder notwithstanding any such assignment; and (b) the price to Baxter and its Affiliates for the Products shall be based upon VWR's costs in accordance with Section 4.

 13.     Counterparts.

         For convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

                                 * * * * * * *

         IN WITNESS WHEREOF, the parties have by their duly authorized officers executed this Agreement as of the date first above written.


BAXTER HEALTHCARE CORPORATION               VWR CORPORATION



By:/s/ David N. Jonas                       By: /s/Jerrold B. Harris
  --------------------------                   ---------------------------
   Name:  David N. Jonas                       Name:  Jerrold B. Harris
   Title: Vice President                       Title: President and Chief
          Strategic Initiatives                       Executive Officer